Exhibit 99.1

For Immediate Release:

Media Contact	Investor Contact
Matthew Cossolotto	Thomas Redington
Phone: 914-245-9721	Phone: 203-222-7399
matthew@ovations.com	tredington@redingtoninc.com

DIGITAL ANGEL CORPORATION SECURES $5 MILLION

CREDIT FACILITY WITH WELLS FARGO UNIT

Credit agreement provides important tool for managing anticipated growth and leveraging product, customer and business development opportunities.

SO. ST. PAUL, MN, OCTOBER 31, 2002 — Digital Angel Corporation (AMEX: DOC) announced today that it has secured a three-year, $5 million revolving credit facility with Wells Fargo Business Credit, Inc., a subsidiary of Wells Fargo & Company.  The credit facility is secured by a security interest in Digital Angel Corporation’s assets and will be used for ordinary working capital purposes.  The maximum borrowing availability of the facility at any one time is subject to customary borrowing base collateral calculations.

Commenting on the credit facility, Randolph K. Geissler, CEO and President of Digital Angel Corporation, said:  “The establishment of this credit facility is a significant achievement for Digital Angel Corporation.  This revolving credit facility will provide us with an important tool for managing the Company’s future growth and leveraging the many product, customer and business development opportunities that lie ahead.”

About Digital Angel Corporation

On March 27, 2002 Digital Angel Corporation completed a merger with Medical Advisory Systems, Inc., which for two decades has operated a 24/7, physician-staffed call center in Owings, Maryland.  Prior to the merger, Digital Angel Corporation was a 93% owned subsidiary of Applied Digital Solutions, Inc. (Nasdaq: ADSX), which now is a beneficial owner of the Company.  Digital Angel™ technology and patents represent the first-ever combination of advanced sensors and Web-enabled wireless telecommunications linked to Global Positioning Systems (GPS).  By utilizing advanced sensor capabilities, Digital Angel will be able to monitor key functions — such as ambient temperature and physical movement — and transmit that data, along with accurate emergency location information, to a ground station or monitoring facility.  The Company also invented, manufactures and markets implantable identification microchips the size of a grain of rice for use in humans, companion pets, fish, and livestock.  Digital Angel Corporation owns the patents for its inventions in applications of the implantable microchip technology for humans and animals.  For more information about Digital Angel Corporation, visit www.DigitalAngelCorp.com.

Statements about the company’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995.  Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the company’s actual results could differ materially from expected results. The company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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